Exhibit 6.7

Member FINRA, SIPC

17 State Street, New York, NY 10004

AMENDMENT TO PLACEMENT AGENT AGREEMENT

May 18, 2023

William T. Baker, CEO

Baker Global Asset Management Inc.

750 Veterans Memorial Highway, Suite 210

Hauppauge, NY 11788

Re: Amendment to the Placement Agent Agreement (as defined below)

Ladies and Gentlemen:

Reference is made to that certain Placement Agent Agreement, dated April 19, 2023 (the “Placement Agreement,” or “Agreement”), between Baker Global Asset Management Inc. (the “Company”) and Alexander Capital, L.P. (“Alexander Capital”), in connection with a proposed best-efforts offering (the “Reg A Offering” or “Offering”) under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Company and the Alexander Capital desire to amend the Agreement as set forth in this agreement (this “Amendment No. 1”). All capitalized terms not defined herein shall have the meanings ascribed to them in the original Placement Agreement. The parties, intending to be legally bound, hereby amend the original Agreement as follows:

1.	Section 6(d) is replaced in its entirety with the following:

“Right of First Refusal. Following the closing of the Offering, Alexander Capital shall have an irrevocable right of first refusal (the “Right of First Refusal”), for a period of twelve (12) months after the closing date, to act as sole investment banker, sole book-runner, and/or sole placement agent, at its sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to Alexander Capital for such Subject Transactions. Alexander Capital shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in a Subject Transaction and the economic terms of such participation. For the avoidance of any doubt, during such 12-month period the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of Alexander Capital. Notwithstanding the following the Right of First Refusal shall be subject to FINRA Rule 5110(g)(5)(B), including that (i) the Right of First Refusal may be terminated by the Company for “cause,” which shall include the Placement Agent’s material failure to provide the services contemplated in this Agreement, and (ii) the Company’s exercise of its right of “termination for cause” eliminates any obligations with respect to the payment of any termination fee or provision of any right of first refusal.”

2.	Section 6(e) is replaced in its entirety with the following:

“Lock-Up Agreement: The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of the Placement Agent, it will not, for a period of 360 days after the date of closing of the Offering (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise. A form of Lock-Up Agreement to be executed by the Company is attached hereto as Exhibit A.”

3.	Section 8 is replaced in its entirety with the following:

“Tail Period. If, during the 18-month period after the expiration or termination of this Agreement, the Company consummates any public or private offering or other financing or capital-raising transaction of any kind with any party introduced to the Company by Alexander Capital during the Engagement Period, then the Company shall pay Alexander Capital the full consideration to which Alexander Capital would have been entitled to hereunder had this Agreement not expired or been terminated. Notwithstanding the following the Tail Period shall be subject to FINRA Rule 5110(g)(5)(B), including that (i) the Tail Period may be terminated by the Company for “cause,” which shall include the Placement Agent’s material failure to provide the services contemplated in this Agreement, and (ii) the Company’s exercise of its right of “termination for cause” eliminates any obligations with respect to the payment of any/all consideration to Alexander Capital which it would have been entitled to hereunder had this right not been terminated by the Company for “cause” (as stated above).

4.	Except as specifically set forth herein, all other provisions of the Placement Agreement shall remain in full force and effect.

5.	Entire Agreement; Amendment; Severability. This Amendment No. 1 together with the Placement Agreement (including all schedules and exhibits attached hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Placement Agreement to the “Agreement” shall mean the original Placement Agreement as amended by this Amendment No. 1.

6.	Counterparts. This Amendment No. 1 may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or a .pdf or other electronic format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf or other electronic signature page were an original thereof.

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In acknowledgement that foregoing correctly sets forth our understanding and agreement, please sign the in space provided below, whereupon the Placement Agreement shall be amended as provided hereby.

Very truly yours,

ALEXANDER CAPITAL, L.P.

/s/ Jonathan Gazdak
Jonathan Gazdak
Managing Director

Agreed and accepted:

BAKER GLOBAL ASSET MANAGEMENT INC.

/s/ William T. Baker
William T. Baker
Chief Executive Officer

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